AMENDMENT NO. 15

AMENDMENT NO. 15 dated as of January 31, 2018 to the CREDIT AGREEMENT dated as of October 6, 2008 (as amended from time to time, the “Agreement”), among the Borrowers listed from time to time on Schedule I thereto, as it may be amended from time to time, the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that Schroder Core Bond Fund (hereinafter referred to as the “New Borrower”) be added as a “Borrower” under the Agreement;

WHEREAS, the Lenders, the Administrative Agent and the Trusts are agreeable to such request;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein it is hereby agreed as follows:

1. Definitions. All terms defined in the Agreement shall be used herein as defined in the Agreement unless otherwise defined herein or the context otherwise requires.

2. Amendments.

(a)	The New Borrower is hereby added as a “Borrower” to the Agreement and ' accordingly, Schedule I to the Agreement is hereby deleted in its entirety and replaced with the Schedule I attached hereto.

3. Representations and Warranties. Each Borrower represents and warrants that:

(a) no Default or Event of Default has. occurred and is continuing; and

(b) the representations and warranties made by such Borrower in Section 3 of the Agreement are true and correct on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

4. Effect of Amendment. On and after the date this Amendment becomes effective in accordance with Section 4 hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Agreement, and each reference in the Notes referring to “the Agreement,” “thereunder,” “thereof,” or words of like import shall mean the Agreement as amended by this Amendment. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.

5. Miscellaneous.

(a) This Amendment shall be effective (as of the date hereof) on the date when counterparts of this Amendment shall have been executed by the Trusts, the Lenders and the Administrative Agent.

(b) This Amendment (i) may be executed in one or more counterparts by the parties hereto, delivery of which by telecopy or emailed pdf. and shall be effective as delivery of a manually executed counterpart of this Amendment; (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and (iii) shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, each, of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

Remainder of the Page Left Intentionally Blank

Signature Page to Follow

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Lender

By:	/s/ Edward Cam
Name:	Edward Cam
Title:	Vice President

SCHRODER SERIES TRUST
Schroder Total Return Fixed Income Fund
Schroder Long Duration Investment Grade Bond Fund
Schroder Short Duration Bond Fund
Schroder Emerging Markets Small Cap Fund
Schroder Core Bond Fund

SCHRODER GLOBAL SERIES TRUST
Schroder North American Equity Fund

By:	/s/ Lisa K. Whittaker
Name:	Lisa K. Whittaker
Title:	VP & ASSISTANT SECRETARY

Schedule I to Amendment No. 15

SCHEDULE I

BORROWERS	% PRO-RATA ALLOCATION*
Schroder Total Return Fixed Income Fund	5.2%
Schroder North American Equity Fund	85.6%
Schroder Long Duration Investment-Grade Bond Fund	6.2%
Schroder Emerging Markets Small Cap Fund	0.2%
Schroder Short Duration Bond Fond	1.3%
Schroder Core Bond Fund	1.5%

*	Allocations are updated quarterly based on net assets of each Borrower.

4